Exhibit (a) (7)

                              HURCO COMPANIES, INC.
                           OFFER TO PURCHASE FOR CASH
                  ALL SHARES OF ITS COMMON STOCK, NO PAR VALUE,
                      HELD BY HOLDERS OF 99 OR FEWER SHARES

                              --------------------

           Hurco Companies, Inc. is offering to purchase for cash all shares of its common stock (NASDAQ: HURC) held by stockholders that own 99 or fewer shares of common stock as of the close of business on June 2, 2003, subject to the terms set forth in this offer to purchase and in the accompanying letter of transmittal. Only stockholders that own 99 or fewer shares of common stock as of close of business on the record date are eligible to participate in this offer.

           We will pay $3.35 per share for each share of common stock properly tendered by an eligible stockholder. This price represents a 19.6% premium over the last sale price of our common stock on the Nasdaq National Market on June 2, 2003, the last trading day prior to the date of this Offer to Purchase. Payment will be made promptly following the expiration of this offer.

           THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 1, 2003, UNLESS EXTENDED OR TERMINATED EARLIER. WE MAY EXTEND THIS OFFER AT ANY TIME IN OUR SOLE AND ABSOLUTE DISCRETION.

           If you are an eligible stockholder and would like to accept this offer, you must tender all of your shares in the manner described in this offer to purchase and in the letter of transmittal. PARTIAL TENDERS WILL NOT BE ACCEPTED. ONCE YOU TENDER YOUR SHARES, YOU MAY NOT WITHDRAW THEM FROM THE OFFER.

           If, after completion of this offer, we have fewer than 300 stockholders of record, we intend to terminate the registration of our common stock under the Securities Exchange Act of 1934 and become a non-reporting company. This means that we will no longer file periodic reports with the Securities Exchange Commission, including, among other things, annual reports on Forms 10-K and quarterly reports on Form 10-Q, and we will not be subject to the SEC's proxy rules. In addition, our common stock will no longer be eligible for trading on the Nasdaq market.

           This offer is not conditioned on the receipt of any minimum number of tenders.

           If you have any questions regarding this offer, please contact Innisfree M&A Incorporated, the Information Agent for this Offer to Purchase, at the address and telephone number set forth on the back cover of this document. If you would like additional copies of this document, please contact the Information Agent and copies will be furnished to you promptly, free of charge. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the offer.

           No person has been authorized to make any recommendation on our behalf as to whether eligible stockholders should tender their shares pursuant to this offer. No person has been authorized to give any information or to make any representations in connection with this offer other than those contained in this document or in the related Letter of Transmittal. If made or given, any recommendation or other information should not be relied upon as having been authorized by our company.

           PLEASE READ THIS OFFER TO PURCHASE IN ITS ENTIRETY BEFORE MAKING ANY INVESTMENT DECISION.

--------------------------------------------------------------------------------
THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE MERITS OR FAIRNESS OF THIS TRANSACTION NOR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


               The date of this offer to purchase is June 3, 2003.


NY2:\1238587\10\QJP710!.DOC\53459.0004

                                    IMPORTANT

           If you are a holder of 99 or fewer shares of our common stock as of June 2, 2003, the record date, and wish to accept this offer, there are two methods by which you can tender your shares, depending on how you hold those shares:

          o If you hold physical certificates evidencing the shares, you should complete and sign the accompanying Letter of Transmittal in accordance with its instructions, and mail and deliver it and any of the other required documents to EquiServe Trust Company, N.A., the Depositary for this offer, at the address set forth on the back cover of this document; or

          o If you are a beneficial owner whose shares are registered in the name of a broker, dealer, bank, trust company or other nominee, you should contact that broker or other record holder, as well as the Depositary, at the telephone number set forth on the back cover of this Offer to Purchase.

           For more information regarding the procedure for tendering shares, see "Terms of the Tender Offer--Procedure for Tendering Shares."

           IF YOU HOLD MORE THAN 99 SHARES OF HURCO COMMON STOCK, YOU MAY NOT PARTICIPATE IN THIS OFFER.

                       SPECIAL CAUTIONARY NOTICE REGARDING
                           FORWARD-LOOKING STATEMENTS

           Certain statements made in this report may constitute "forward-looking statements." These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, changes in general economic and business conditions that affect market demand for machine tools and related computer control systems, software products, and replacement parts, changes in manufacturing markets, adverse currency movements, innovations by competitors, quality and delivery performance by our contract manufacturers and governmental actions and initiatives including import and export restrictions and tariffs. We do not intend to update these forward-looking statements during the tender offer period.

                                SUMMARY OF TERMS

           This summary, as well as the questions and answers that follow, highlight selected information included elsewhere in this Offer to Purchase. To fully understand this offer and the other considerations that may be important about whether to tender your shares, you should carefully read this Offer to Purchase in its entirety. For further information regarding Hurco, see "Where to Find Additional Information." Except as otherwise provided, the words "Hurco," the "Company," "we," "our," "ours," and "us" refer to Hurco Companies, Inc. and its subsidiaries.

           We are offering to purchase for cash all shares of our common stock held by stockholders who own 99 or fewer shares of our common stock as of the close of business on the record date. The material terms and conditions of the offer are set forth below. For additional information regarding the terms of the offer, see "Terms of the Tender Offer."

          o Only stockholders that own 99 or fewer shares of our common stock as of the close of business on the record date are eligible to participate in this offer. See "Terms of the Tender Offer--General" for an explanation of how to determine the number of shares you own beneficially.

          o This offer is voluntary; eligible stockholders may, but are not required to, tender their shares. ELIGIBLE STOCKHOLDERS WHO WISH TO ACCEPT THIS OFFER, HOWEVER, MUST TENDER ALL OF THE SHARES THEY OWN. PARTIAL TENDERS WILL NOT BE ACCEPTED.

          o We will pay $3.35 for each share of our common stock that is properly tendered by an eligible holder. This price represents a
               19.6 percent premium over $2.80, the last per share sale price of our common stock on the Nasdaq National Market on June 2, 2003, the last trading day prior to the date of this Offer to Purchase.

          o You will not be obligated to pay any commissions in connection with the purchase of your shares pursuant to this offer.

          o THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 1, 2003, UNLESS EXTENDED. IN ORDER FOR YOUR TENDER TO BE ACCEPTED BY US, THE DEPOSITARY MUST RECEIVE YOUR DOCUMENTS AT OR PRIOR TO THIS TIME. WE WILL MAKE A PUBLIC ANNOUNCEMENT IF WE DECIDE TO EXTEND THE TENDER OFFER. SEE "TERMS OF THE TENDER OFFER--EXPIRATION AND EXTENSION OF THE TENDER OFFER; AMENDMENTS."

          o Once you tender your shares in the offer, you may not withdraw them. If, however, your shares are not properly tendered on or prior to 5:00 p.m., New York City time, on the expiration date, we will have no obligation to accept your tender of your shares. If we do not accept your tender of your shares, we will return your shares to you. See "Terms of the Tender Offer--Withdrawal Rights" and "Terms of the Tender Offer--Conditions to the Tender Offer."

          o If you sell your shares to us pursuant to this offer, you will no longer be a stockholder of Hurco and will no longer have voting rights or the right to receive any dividends that might be declared in the future.

          o If, after completion of this offer, we have fewer than 300 stockholders of record, we intend to deregister our common stock under the Securities Exchange Act of 1934 and become a non-reporting company. This means that we will no longer file periodic reports with the SEC, including, among other things, annual reports on Forms 10-K and quarterly reports on Form 10-Q, and we will no longer be subject to the SEC's proxy rules. We do intend, however, to provide our remaining stockholders with basic information with respect to our financial condition and results of operations on a quarterly and annual basis after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC. See "Special Factors--Effects of the Tender Offer; Plans after Completing the Tender Offer."

          o If we terminate the registration of our common stock under the Exchange Act, our common stock will be ineligible for trading in the Nasdaq market or on the "OTC bulletin board." Our common stock may be quoted in the "pink sheets" published by the NASD, but we cannot predict whether or when this will occur or that an active trading market will exist for our common stock. As a result, it may become more difficult for our remaining stockholders to sell their shares.

          o Since the offer is voluntary and shares will be purchased at a premium to the current market price of our common stock, we have not engaged any person or entity to issue a "fairness" or similar opinion with respect to the offer.

          o We have not granted any stockholder any voting, appraisal or dissent rights in connection with the offer.

          o Your receipt of cash in exchange for your shares will be a taxable transaction for United States federal income tax purposes and may be such for state and local income tax purposes as well. You should consult with your tax advisor before tendering your shares.

           You may contact the Information Agent if you have any additional questions or need additional copies of any of these documents or any document containing information incorporated by reference in this document. The address and telephone number of the Information Agent is set forth on the back cover of this document. See "Where You Can Find Additional Information."

                                   -----------

           Our principal executive offices are located at One Technology Way, Indianapolis, Indiana 46268. Our telephone number is (317) 293-5309.

                              QUESTIONS AND ANSWERS

WHO IS OFFERING TO PURCHASE MY SHARES?

           Hurco Companies, Inc. is offering to purchase shares of its common stock held by stockholders who hold 99 or fewer shares as of June 2, 2003.

AM I ELIGIBLE TO PARTICIPATE IN THE OFFER?

           You may tender your shares only if you own 99 or fewer shares, whether you own your shares of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you).

           If you have questions regarding your eligibility to participate in this offer, contact the Depositary, toll free, at (877) 282-1168. We reserve the right to make all determinations of who is eligible to participate in this tender offer.

WHAT WILL I BE PAID FOR MY HURCO COMMON STOCK?

           The purchase price being offered is $3.35 per share. This price represents a 19.6% premium over $2.80, the last per share sale price of our common stock on the Nasdaq National Market on June 2, 2003, the last trading day prior to the date of this Offer to Purchase. The full price will be paid to you in cash. We will not pay any interest on the purchase price during the period when your shares are tendered and the date you receive your payment.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY SHARES?

           No. You will have no obligation to pay any commissions as a result of your participation in this offer.

WHEN WILL I RECEIVE MY MONEY?

           Your check will be mailed promptly after the expiration of the tender offer. Please allow sufficient time for the Postal Service to deliver your check.

DO I HAVE TO TENDER MY SHARES?

           No, you may elect to continue to hold your shares and retain your rights as a stockholder, including the right to vote your shares and to receive any dividends that might be declared in the future.

HOW DO I TENDER MY SHARES?

          o If you are a "record holder" and hold your shares in your own name, complete and sign the Letter of Transmittal (the blue document in your package) and deliver it, along with your stock certificate(s) for all your shares, to the Depositary at its address set forth on the back cover of this Offer to Purchase. Please send your documents so that they are received at or before 5:00 p.m., New York City time, on Tuesday, July 1, 2003. Make sure you include your taxpayer identification number, which is your Social Security Number if you are an individual or your Federal Employer Identification Number if you are a corporation, partnership, trust or other entity. If you fail to do this, the proceeds from the sale of your shares may be subject to a 28% backup withholding tax.

          o If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your shares. You will need to provide them with instructions on the yellow form in your package. In addition, you may contact the Depositary, toll free, at (877) 282-1168 for further information.

          o If you cannot deliver your share certificates or other required documents prior to the expiration date of the tender offer, you may tender your shares by delivering the notice of guaranteed delivery (the green document in your package) followed by your certificates and other documents within three days.

           See "Terms of the Tender Offer--Procedure for Tendering Shares" for more detailed instructions.

HOW MUCH TIME DO I HAVE TO TENDER MY SHARES?

           You may tender your shares at any time up to and including 5:00 p.m., New York City time, on July 1, 2003. Your tender documents must be received in good order by the Depositary by that time. We may choose to extend the offer for any reason. If we do so, we will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

CAN I TENDER LESS THAN ALL OF MY SHARES?

           No. If you wish to tender any of your shares, you must tender all of your shares. Partial tenders will not be accepted.

WHAT IF I HAVE LOST MY STOCK CERTIFICATE?

           If you have lost any or all of the stock certificate(s) evidencing your shares and wish to participate in the offer, please contact the Depositary, toll free, at (877) 282-1168.

WHY IS HURCO MAKING THE OFFER?

           We are making the offer in order to reduce the number of holders of record of our common stock to less than 300 and thereafter to terminate the registration of our common stock under the Securities Exchange Act of 1934 and delist our common stock from the Nasdaq market. By so doing, we will no longer be required to file periodic reports and proxy materials with the SEC. Preparation of these SEC reports and proxy materials involves substantial costs. In addition, as a reporting and Nasdaq-listed company we are subject to a substantial number of requirements regarding our corporate governance, many of which have been imposed within the past twelve months as a result of the Sarbanes-Oxley legislation enacted by Congress in the wake of the Enron scandal. These remedial measures, while well intended, have imposed significant additional costs on listed companies, and these costs, and the associated incremental demands on management's time, are particularly burdensome for small companies, such as Hurco. By ceasing to be a reporting company and terminating our Nasdaq listing, we expect to achieve substantial cost savings. In addition, we believe the offer will provide an economical means for small holders of our common stock to sell their shares at a premium to current market prices without incurring any brokerage commissions.

WILL THE COMMON STOCK REMAIN LISTED FOLLOWING THE COMPLETION OF THE OFFER?

           If this offer results in the number of our stockholders of record falling below 300 and we terminate the registration of our common stock under the Securities Exchange Act of 1934, our common stock also will be delisted from the Nasdaq National Market. Moreover, as the Nasdaq SmallCap Market requires that listed companies have at least 300 record stockholders, we do not expect that our common stock will be eligible for listing in the Nasdaq SmallCap Market or on the "OTC bulletin board." Thereafter, our common stock may be quoted in the "pink sheets," but we cannot predict whether or when this will occur or that an active market will exist for our common stock. As a result, it may become even more difficult for our remaining stockholders to sell their shares.

WHAT ARE THE FEDERAL INCOME  TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER?

           Generally, your receipt of cash in consideration for your shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction for state, local foreign and other tax purposes as well.

           Please consult with your tax advisor to determine the federal, state, local, foreign and other tax consequences of sales made by you pursuant to the offer in view of your own particular circumstances before tendering your shares. Foreign persons are urged to consult their tax advisers regarding the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See "Certain U.S. Federal Income Tax Consequences" below for a more detailed general discussion.

WHOM CAN I CONTACT IF I HAVE ADDITIONAL QUESTIONS ABOUT THE OFFER?

           If you have additional questions, you may contact the Information Agent at the address or telephone number set forth on the back cover of this document.

                                 SPECIAL FACTORS

PURPOSES OF THE OFFER

           The purposes of this offer are set forth below.

          o TERMINATE REGISTRATION OF OUR COMMON STOCK UNDER THE EXCHANGE ACT AND OUR NASDAQ LISTING. As a "reporting company" under the Securities Exchange Act of 1934, we are obligated to prepare and file with the SEC annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy statements that comply with Section 14 of the Exchange Act. In addition, Nasdaq listing requirements and the Securities Exchange Act require us to maintain an audit committee consisting of independent directors and a disclosure committee that will assure appropriate management review of information that forms the basis of our SEC reports. Finally, as a reporting and listed company we are subject to increased regulatory requirements that have been imposed as a result of the Sarbanes-Oxley legislation enacted by Congress last Summer in the wake of the Enron scandal and other major revelations of corporate malfeasance.

               The current market environment and the price of our common stock greatly hinder our ability to raise capital in the public markets. Accordingly, we believe that we derive virtually no benefit from our Nasdaq listing or our status as a reporting company. No major securities analyst currently reports on Hurco and our common stock trades infrequently and at low volumes. Moreover, we estimate that the annual costs associated with being a reporting company are currently in excess of approximately $400,000. The management time and attention associated with the preparation of these reports is also considerable.

               If most or all eligible stockholders participate in the offer, we expect to have fewer than 300 record stockholders upon the completion of the offer and intend to terminate the registration of our common stock under the Exchange Act. After we terminate the registration of our common stock, we will no longer be required to file periodic reports or proxy statements with the SEC, will cease to be listed on Nasdaq and will no longer be subject to many of the regulations imposed by the SEC pursuant to the Sarbanes-Oxley legislation. We expect that this will result in significant cost savings to us and allow our management to spend far more time on business matters that bear a direct relationship to our operations and profitability. We believe that these cost and other savings ultimately will benefit all of our stockholders, including those ineligible to participate in the offer as well as those eligible stockholders that choose not to participate in the offer. See "--Effects of the Offer; Plans After Completing the Offer."

          o REDUCE EXPENSES ASSOCIATED WITH ADMINISTERING SMALL STOCKHOLDER ACCOUNTS. The expense of administering the accounts of small stockholders is disproportionate to their ownership interest in us. As of the record date, we had approximately 191 stockholders of record that held 99 or fewer shares, holding an aggregate of approximately 5,300 shares of our common stock. As of the same date, an estimated 209 stockholders of record of record held 100 or more shares, holding an aggregate of approximately 5,577,858 shares of our common stock. As a result, nearly half of the administrative expense relating to our stockholder accounts relates to the administration of stockholder accounts constituting less than 0.1% percent of our issued and outstanding shares. Even if the record stockholder base is not reduced to below 300, we believe that every tender by a stockholder will reduce expenses going forward.

          o PROVIDE SMALL STOCKHOLDERS AN OPPORTUNITY TO SELL THEIR SHARES AT A PREMIUM IN AN ILLIQUID TRADING MARKET WITHOUT INCURRING BROKERAGE COMMISSIONS. As the trading market for our common stock is relatively illiquid, it is often difficult for our stockholders to dispose of their shares when they choose. In particular, holders of small amounts of our common stock often find it uneconomical to dispose of their shares due to the minimum brokerage commissions typically charged. We believe the offer will provide a more economical means for small holders of our common stock to sell their shares at a premium to market prices without incurring any brokerage commissions.

OUR REASONS FOR PURSUING THE OFFER AS OPPOSED TO OTHER ALTERNATIVES

           We have determined that making this offer is the best means to achieve the objectives described in "Purposes of the Offer" above. In making this determination, we also considered effecting a reverse stock split. However, we concluded that a reverse stock split would not be preferable to this offer for the following reasons:

          o a reverse stock split would not be voluntary, as odd-lot holders would be forced out; and

          o a reverse stock split would impact all stockholders rather than the target group, as many stockholders would be left holding fractional shares.

Accordingly, we concluded that this tender offer would be the least expensive and most efficient way to:

          o reduce the number of our record stockholders and allow us to terminate the registration of our common stock and eliminate the annual accounting and legal expenses associated with complying with the periodic reporting requirements of the Securities Exchange Act and the enhanced regulatory burdens imposed pursuant to the Sarbanes-Oxley legislation;

          o provide an economical means for small holders of our common stock to sell their shares at an attractive price without incurring brokerage expenses; and

          o save on the costs of administering many small stockholder accounts.

           For these reasons, we have decided to make this offer. Moreover, we have decided to make the offer at this time because the current market price of our common stock allows us to offer eligible stockholders a purchase price that represents a substantial premium to the current market price of our common stock but a discount to the per share book value of our common stock. See "--Our Position as to the Fairness of the Offer to Unaffiliated Stockholders."

POTENTIAL ADVERSE EFFECTS OF THE OFFER

           Our board of directors also was aware of and considered the following potential adverse effects of this offer:

          o Loss of Nasdaq Listing and Trading Market. As indicated above, if as a result of this offer we become eligible to do so, we intend to terminate the registration of our common stock under the Securities Exchange Act and the listing of our common stock in the Nasdaq market. Because of the lack of significant interest in our shares and the absence of an analyst following, trading in our shares and the liquidity of the market for our shares has been limited. Delisting of our common stock may further reduce that liquidity and make it more difficult for our remaining stockholders to sell their shares.

          o Reduction in Public Information. After the completion of the offer and the subsequent deregistration of our common stock as planned, we will no longer be required to file periodic reports with the SEC. As a result, it may be difficult for our remaining stockholders to receive timely information concerning the development of our business or our financial condition or results of operations.

OUR POSITION AS TO THE FAIRNESS OF THE OFFER TO UNAFFILIATED STOCKHOLDERS

           Our board of directors believes that the offer is fair to eligible stockholders that are unaffiliated with us. This belief is based on the board's consideration of the following factors:

          o The Offer is Voluntary. Eligible stockholders are not required to tender their shares.

          o The Purchase Price being Offered Represents a Premium to Current Trading Price. We are offering to pay $3.35 for each share of our common stock tendered in the offer by an eligible stockholder, which represents a 19.6 percent premium to $2.80, the last per share sale price of our common stock as quoted by Nasdaq on June 2, 2003.

          o The Purchase Price Represents Highest Trading Price Since Fiscal 2001. The purchase price of $3.35 per share represents the highest trading price of our common stock over the past two years.

          o No Brokerage Commissions Payable. Eligible stockholders who choose to participate in the offer will avoid the brokerage commissions that they would otherwise incur if they disposed of their shares in an open market transaction (although a holder will have federal and state income tax consequences, discussed below).

           Our board of directors also believes that the offer is fair to our unaffiliated stockholders that are not eligible to participate in the offer or decide not to tender. This belief is based on the board's consideration of the following material factors:

          o The Purchase Price being Offered represents a Discount from the Book Value of our Common Stock. Although the $3.35 we are offering to pay for each share of common stock tendered in the offer represents a premium to the current trading price of our common stock, the offer price also represents a 31.5% discount from the book value of our common stock.

          o Cost Savings Associated with Deregistration and Delisting. We believe that the cost savings associated with the planned deregistration and delisting of our common stock will benefit stockholders who are ineligible to participate in the offer as well as those eligible stockholders that choose not to participate in the offer, because it should enhance our ability to return to profitability.

          o Increased Ownership Interest of Remaining Stockholders. Following the completion of the offer, the ownership interest of our remaining stockholders will increase and these stockholders may enjoy an increase in return on equity and earnings per share as a result of the reduced number of shares outstanding.

           The above discussion is not intended to be exhaustive, but includes the material factors upon which we based our determination that the offer is fair to our unaffiliated stockholders. Because of the voluntary nature of the transaction and the fact that purchases will be made at a premium to current market price, our board of directors did not deem it relevant to consider the offer price as compared to going concern value or liquidation value. In reaching its determination that the offer is fair to unaffiliated stockholders, our board of directors considered all factors as a whole and have not assigned specific weights to particular factors, though individual directors may have given differing weights to these factors. None of the factors that our board of directors considered led the board to believe that the offer is unfair to our unaffiliated stockholders.

           Our board of directors is not aware of any firm offers made by any person during the past two years for (1) the merger or consolidation of Hurco with or into another company, (2) the purchase of all or a substantial part of

Hurco's assets or (3) a purchase of Hurco's securities that would enable the holder to exercise control of Hurco, and we have no plans or arrangements for any such transaction.

           This offer was approved by a unanimous vote of our board of directors, including all of the directors who are not employees of Hurco or any of its subsidiaries. Given the consensus among our directors, based on the factors set forth above, that the offer is fair to our unaffiliated stockholders whether or not they are eligible to participate, our board of directors did not believe it was necessary to retain an unaffiliated representative to act solely on the behalf of our unaffiliated stockholders for purposes of negotiating the terms of the offer or to prepare any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered pursuant to the offer or relating to the fairness of the transaction to the Company or any stockholder. The engagement of such a representative was deemed not to be necessary because the transaction is voluntary and the purchase price to be paid in the offer represents a 19.6% premium to current market prices and will actually be less costly to tendering stockholders than ordinary open market sales because of the absence of brokerage commissions. Further, because neither management nor the board has any present intent in pursuing a sale of our company, neither management nor the board solicited from third parties offers for the purchase of our common stock.

           No vote of stockholders is required under Indiana law, and the board of directors did not deem a vote of stockholders necessary given the voluntary nature of the transaction and because all stockholders, including those ineligible to participate in the odd-lot tender offer, have been notified of the offer and have the opportunity to sell their shares before or after completion of the offer.

           NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD TENDER YOUR SHARES IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES.

EFFECTS OF THE OFFER; PLANS AFTER COMPLETING THE OFFER

           As of June 2, 2003, the record date, there were 400 record holders of our common stock. As of that date there were approximately 191 holders who owned 99 or fewer shares of our common stock of record and approximately 70 holders who were believed by us to own 99 or fewer shares beneficially. Accordingly, approximately 261 holders are eligible to participate in the offer. As a result, if most or all of the eligible record holders participate in the offer, we expect that there will be less than 300 record holders of our common stock following the completion of the offer.

           To the extent that, upon expiration of the offer, an insufficient number of stockholders will have tendered to reduce the number of record holders of our common stock to less than 300, we may seek to extend the offer to allow eligible stockholders additional time to tender their shares. In addition, whether or not we extend the offer, if, following the completion of the offer, we continue to have 300 or more record holders of our common stock, we may make an additional offer to purchase shares of our common stock held by stockholders that continue to own 99 or fewer shares.

           Following the completion of the offer, if we are eligible to do so, we intend to terminate the registration of our common stock under the Securities Exchange Act, and thereby terminate our Nasdaq listing for the following reasons:

          o we believe that our company derives virtually no benefit from its Nasdaq listing or its status as an SEC reporting company;

          o the cost associated with being a reporting company, which we estimate was approximately $300,000 in our last fiscal year and which is likely to be in excess of approximately $400,000 this fiscal year due to new regulations, is a substantial burden for our company; and

          o the time spent by our management on the preparation of these reports could be more productively spent on other business matters that bear a more direct relationship to our operations and ultimate return to profitability.

           Under applicable SEC rules, issuers are permitted to terminate the registration of, and suspend their SEC reporting obligations with respect to, any class of securities held of record by less than 300 persons. Once these obligations have been suspended, issuers are no longer required to file periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, or to comply with the SEC's proxy rules. Because our common stock is our only class of securities outstanding, once we suspend our reporting obligations with respect to our common stock, we will have no obligation under federal securities laws to provide our stockholders with any periodic reports as to new developments in our business, our financial condition or results of operations. Therefore, following the suspension of our reporting obligations, it will be difficult for our stockholders to obtain information about us. We do intend, however, to provide our remaining stockholders with summary quarterly balance sheet and income statement data and copies of our annual audited financial statements after we become a non-reporting company. This information will not be as detailed or extensive as the information we currently file with the SEC and will not be accompanied by a separate management's discussion and analysis.

           If we terminate the registration of our common stock, it will no longer be eligible for trading in the Nasdaq market or on the "OTC bulletin board." Although our common stock may thereafter be quoted in the "pink sheets," we cannot guarantee whether or when this will occur or that an active market will exist for our shares. As a result, the trading market for our common stock may cease to exist and it may be difficult for holders to dispose of their shares.

           We estimate that there are 261 stockholders eligible to participate in the offer, holding approximately 8,300 shares of our common stock. Assuming all eligible stockholders participate, we expect to pay approximately $27,805 in aggregate consideration in the offer. As a result, we do not believe the completion of the offer will have a material effect on our financial condition or results of operations. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets. All shares of common stock purchased by us pursuant to this offer will be cancelled.

           EXCEPT AS PROVIDED IN THIS OFFER, WE HAVE NO PRESENT INTENTION TO ACQUIRE ANY ADDITIONAL SHARES OF COMMON STOCK FROM OUR STOCKHOLDERS. IN ADDITION, TO OUR KNOWLEDGE, NONE OF OUR EXECUTIVE OFFICERS, DIRECTORS OR CONTROLLING STOCKHOLDERS HAS ANY PRESENT INTENTION TO PURCHASE, OR SEEK TO PURCHASE, SHARES OF OUR COMMON STOCK. HOWEVER, IF AN APPROPRIATE OPPORTUNITY FOR THE PURCHASE OF OUR COMMON STOCK SHOULD ARISE IN THE FUTURE, WE OR ONE OR MORE OF OUR EXECUTIVE OFFICERS OR DIRECTORS OR CONTROLLING STOCKHOLDERS MAY CONSIDER THE PURCHASE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

RECENT TRANSACTIONS, NEGOTIATIONS AND CONTACTS

           During the past two years, we have not been engaged in any negotiations, transactions or material contacts with any of our affiliates concerning any merger, consolidation, acquisition, tender offer for or other acquisition of any of our securities, election of our directors or sale or other transfer of a material amount our of assets.

           Upon joining our company in November 2001, Michael Doar, our Chairman of the Board and Chief Executive Officer, began a comprehensive review of our cost structure, including the relative costs and benefits of our status as a reporting public company. Together with other members of management, Mr. Doar concluded that our company was deriving virtually no benefit from our status as a public company: no analysts followed or reported on the company, shares of our common stock traded infrequently and in very low volume and, due to our limited size and variable operating results, we did not have ready access to the capital markets. In addition, the costs associated with being a reporting company had been and continue to be rising dramatically. Management, including Mr. Doar, informally raised the issue with our board of directors, which authorized management to explore available means of terminating Hurco's status as a reporting company. In addition to considering this offer, management and our board also considered a reverse stock split, but, for the reasons described under "Our Reasons for Pursuing the Offer as Opposed to Other Alternatives," determined that this offer was the best means to achieve the objectives described in "Purposes of the Offer."

           The purchase price was determined based on the highest trading price of our common stock over the past two years and the fact that it provided a significant premium over the current trading price.

STOCKHOLDER APPROVAL, APPRAISAL RIGHTS AND AGREEMENTS CONCERNING SECURITIES

           Under Indiana law, neither the commencement or consummation of the offer nor the purchase of any shares pursuant to the offer requires approval by our stockholders. In addition, under Indiana law, stockholders are not entitled to exercise dissent or appraisal rights in connection with the offer.

           Neither we nor any of our directors or executive officers are party to any agreement, arrangement or understanding with respect to any of our securities.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

           Set forth below is a summary of the principal U.S federal income tax consequences of a sale of common stock pursuant to this offer under the Internal Revenue Code of 1986 (the "Code").

           The summary is based on the Code, existing and proposed Treasury regulations, administrative pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The following summary does not purport to be a complete analysis of all the potential U.S. federal income tax effects relating to the sale of common stock pursuant to this offer and is limited to those stockholders whose shares are treated as capital assets. Without limiting the generality of the foregoing, the summary does not address the effect of any special rules applicable to certain types of holders, including dealers in securities or currencies, insurance companies, financial institutions, thrifts, tax-exempt entities, regulated investment companies, real estate investment trusts, brokers, persons who hold shares as part of a straddle, hedge, conversion transaction, or other integrated investment, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons subject to alternative minimum tax, persons that have a "functional currency" other than the U.S. dollar or certain expatriates or former long-term residents of the United States, partnerships or pass-through entities or investors in partnerships or pass-through entities that hold the shares. This discussion does not address the effect of any U.S. state or local income or other tax laws, any U.S. federal estate and gift tax laws, any foreign tax laws, or any tax treaties.

           If a partnership tenders shares pursuant to this offer, the tax treatment of a partner will generally depend on the status of that partner and the activities of the partnership. If you are a partner of a partnership tendering shares pursuant to this offer, you should consult your tax advisor.

           U.S. STOCKHOLDER

           In general, for the purposes of this summary, the term "U.S. Stockholder" shall mean, a beneficial owner of shares of common stock that for U.S. federal income tax purposes is:

           (1) a citizen or resident of the United States;

           (2) a corporation or partnership (or other entity table as a corporation or partnership) created or organized in or under the laws of the United States or any State or the District of Columbia;

           (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

           (4) a trust, if a court within the Untied States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered U.S. Stockholders for federal income tax purposes.

           In general, a transfer of shares of common stock by a U.S. Stockholder to us pursuant to this offer will be treated as a "sale or exchange" of such shares (rather than a dividend distribution) under Section 302 of the Code if the receipt of cash by the stockholder from us pursuant to this offer meets any of the following three alternative tests (the "Section-302-Tests"):

          (a) is "substantially disproportionate" with respect to the stockholder,

          (b) results in a "complete termination" of the stockholder's interest in the Company, or

          (c) is "not essentially equivalent to a dividend" with respect to the stockholder.

These Section-302-Tests" are further discussed below.

           For purposes of determining whether any of the Section-302-Tests has been satisfied, a U.S. Stockholder must take into account not only shares actually owned by such stockholder, but also shares that are constructively owned by such stockholder within the meaning of Section 318 of the Code. Under
Section 318 of the Code, a U.S. Stockholder may constructively own shares actually owned, and in some cases constructively owned, by certain related individuals or entities and shares which may be acquired by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of shares by a U.S. Stockholder or related individuals or entities (including market purchases and sales) may be deemed to be part of a single integrated transaction to be taken into account in determining whether any of the Section-302-Tests has been satisfied.

           Section-302-Tests. The three alternative Section-302-Tests are as follows:

           (a) SUBSTANTIALLY DISPROPORTIONATE TEST. The receipt of cash by a U.S. Stockholder will be substantially disproportionate with respect to the stockholder if the percentage of the outstanding shares actually and constructively owned by the stockholder immediately following the sale of shares pursuant to this offer (treating shares sold pursuant to this offer as not outstanding) is less than 80% of the percentage of the outstanding shares actually and constructively owned by the stockholder immediately before the sale of shares pursuant to the offer, treating sale of shares sold pursuant to the offer as outstanding.

           (b) COMPLETE TERMINATION TEST. The receipt of cash by a U.S. Stockholder will be a complete termination of the stockholder's interest in us if either (1) all of the shares actually and constructively owned by the stockholder are sold pursuant to this offer or (2) all of the shares actually owned by the stockholder are sold pursuant to this offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Stockholders considering terminating their interest in accordance with Section 302(c)(2) of the Code should consult with their own tax advisors.

           (c) NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND TEST. The receipt of cash by a U.S. Stockholder will be not essentially equivalent to a dividend if the stockholder's sale of shares pursuant to this offer results in a "meaningful reduction" in the stockholder's interest in us (both actual and constructive) as compared to such stockholder's interest immediately before this offer is consummated. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The Internal Revenue Service (the "IRS") has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." The IRS held in Rev. Rul. 76-385, 1976-2 C.B. 92, that a reduction in the percentage ownership interest of a stockholder in a publicly held corporation from .0001118% to .0001081% (only a 3.3% reduction of the stockholder's prior percentage ownership interest) would constitute a "meaningful reduction." U.S. Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

           If any of the Section-302-Tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" for federal income tax purposes, the tendering U.S. Stockholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received and such stockholder's "tax basis" in the shares sold pursuant to the offer. Such gain or loss will be capital gain or loss, provided such shares are held as capital assets and any such capital gain or loss will be long term if, as of the date such shares are sold, they are held for more than one year or will be short term if, as of such date, such shares are held for one year or less.

           Treatment as a Dividend. If none of the Section-302-Tests is satisfied, the amount of cash received by a tendering U.S. Stockholder will be treated as a dividend taxable as ordinary income (without reduction for the tax basis of the shares sold pursuant to the offer) to the extent of the U.S. Stockholder's share of our earnings and profits. The U.S. Stockholder's basis in the shares sold pursuant to the offer would be added to such U.S. Stockholder's basis in its remaining shares, if any. If none of the Section-302-Tests is satisfied, any cash received by the stockholders for shares pursuant to the offer in excess of the allocable portion of our earnings and profits will be treated, first, as a non-taxable return of capital to the extent of the stockholder's basis for all of such stockholder's shares, and, thereafter, as a capital gain to the extent it exceeds such basis, and will be long term capital gain if the shares have been held for more than one year.

           Special Rules for Corporate U.S. Stockholders. If a sale of shares by a corporate U.S. Stockholder is treated as a dividend, the corporate U.S. Stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Code, subject to applicable limitations. Rules may apply, however, to limit or even disallow such deduction as to certain corporate U.S. Stockholders. Additionally, a corporate U.S. Stockholder claiming such deduction will be subject to the "extraordinary dividend" rules under Section 1059 of the Code. Corporate U.S. Stockholders should consult with their tax advisors regarding their ability to claim "dividend received deduction" and the possible applications under the "extraordinary dividend" rules.

           NON-U.S. STOCKHOLDERS.

           In general, for the purposes of this summary, the term "Non-U.S. Stockholder" shall mean, a beneficial owner of shares other than a U.S. Stockholder.

           U.S. Federal Income Tax Withholding For Non-U.S. Stockholders. The Depositary generally will treat the cash received by Non-U.S. Stockholders participating in this offer as a dividend distribution from us. Accordingly, the Depositary generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Stockholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the U.S.

           In order to claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with the Non-U.S. Stockholder's conduct of a trade or business within the U.S, a Non-U.S Stockholder must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor forms as the IRS designates). The Depositary will determine a stockholder's withholding status based on such forms unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S Stockholder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI generally will be required to file a U.S. federal income tax return and will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent to which a U.S. Stockholder is subject to such (and for certain corporate holders under certain circumstances, the branch profits tax).

           If the exchange is characterized as a sale (as opposed to a dividend) with respect to a Non-U.S. Stockholder, the stockholder generally will not be subject to U.S. federal income tax, and therefore may be entitled to a refund of the tax withheld by the Depositary with respect to the exchange unless:

           (1) the gain is effectively connected with a trade or business of the Non-U.S. Stockholder in the U.S. and, if certain tax treaties apply, is attributable to a permanent establishment in the U.S. maintained by such holder;

           (2) in the case of a non-resident alien individual who holds the stock as a capital asset, the individual is present in the U.S. for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

           (3) in the case of a Non-U.S. Stockholder who owns or has owned during the relevant statutory period more than 5% of the shares, we are or have been a "U.S. real property holding corporation" and certain other requirements are met.

           Non-U.S. Stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

           BACKUP WITHHOLDING.

           Each tendering stockholder must provide certain information through the Letter of Transmittal to avoid the 28% federal "backup withholding" tax on the gross proceeds payable pursuant to the Offer. See "Backup U.S. Federal Income Tax Withholding", below.

           THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. STOCKHOLDER ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SALES MAKE BY THEM PURSUANT TO THIS OFFER IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                               TERMS OF THE OFFER

GENERAL

           We are offering to purchase for cash all shares of our common stock held by stockholders that own 99 or fewer shares of our common stock as of the close of business on the record date. Properly tendered shares by odd-lot stockholders will be purchased at $3.35 per share, which is a 19.6% premium over the last sale price of our common stock on the Nasdaq National Market on June 2, 2003, the last trading day prior to the date of this Offer to Purchase. A proper tender will include delivery of a properly executed Letter of Transmittal to the Depositary, EquiServe Trust Company, N.A.. Payment for properly tendered shares will be made promptly following the expiration of the tender offer.

           You may tender your shares only if your total ownership of our stock is 99 or fewer shares, whether of record (i.e., in your own name) or beneficially (i.e., in "street name" in a brokerage account maintained by you).

           All questions about the eligibility of any stockholder to participate in the tender offer will be determined by us, in our sole discretion, and our determination will be final and binding. If you have questions regarding your eligibility to participate in the tender offer, you may contact the Depositary, toll free, at (877) 282-1168.

           Participation in the tender offer is entirely voluntary. You may choose to continue to hold your shares and retain your rights as a stockholder, including the right to vote your shares and receive dividends, to the extent declared by our board of directors. HOWEVER, IF YOU ARE A HOLDER OF 99 OR FEWER SHARES AND ELECT TO ACCEPT THIS OFFER, YOU MUST TENDER ALL OF YOUR SHARES. In addition, this offer is subject to the conditions set forth below.

           We estimate that approximately 191 of our 400 stockholders of record, plus approximately 70 beneficial stockholders, holding an aggregate of approximately 8,300 shares of common stock, are eligible to participate in the offer. Assuming all of these stockholders elected to participate in the offer and the shares tendered were purchased at the offer price of $3.35 per share, the total cost to us of purchasing these shares would be $27,805. All purchases we make pursuant to this offer will be funded with our cash and other liquid assets.

           Because we are offering to purchase shares only from stockholders who own 99 or fewer shares of our common stock, the offer constitutes an "odd-lot tender offer" and is being conducted pursuant to Rule 13e-4(h)(5) under the Securities Exchange Act. In addition, because we expect the completion of the offer to reduce the number of our stockholders of record below 300, the offer also constitutes a "going-private transaction" and is being conducted in compliance with Rule 13e-3 under the Securities Exchange Act.

CONDITIONS OF THE OFFER

           This offer is not conditioned on the receipt of tenders for any minimum number of shares. We will not accept any alternative, conditional or contingent tenders.

EXPIRATION AND EXTENSION OF THE OFFER; AMENDMENT

           This offer will expire on July 1, 2003, unless extended to a later date at our discretion. Your tender offer documents must be received by the Depositary no later than 5:00 p.m., New York City time, on the expiration date, or on any date thereafter to which the offer is extended.

           We reserve the right, in our sole discretion, to extend the period of time during which the offer is open and thereby delay acceptance for payment of, and payment for, shares. We can extend the offer by making a public announcement of the extension. We may do so regardless of whether or not the events set forth above as conditions to the offer shall have occurred. We also reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified as conditions to the offer above by making public announcement of the termination or postponement.

           Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not the events set forth above as conditions to the offer shall have occurred, to amend the offer in any respect. Amendments to the offer may be made at any time and from time to time effected by public announcement. In the case of an extension, we will make such announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled or announced expiration date. A business day means any day other than a Saturday, Sunday or United States federal holiday. Any period measured in business days includes the first day of the period.

           We will disseminate any such public announcement promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

PROCEDURE FOR TENDERING SHARES

           RECORD HOLDERS. If you wish to tender the shares for which you are the record holder, you should complete and sign the Letter of Transmittal according to its instructions and mail or deliver it, together with the certificates for your shares, any required signature guarantee, and any other required documents, in the enclosed envelope to the Depositary at the address set forth on the back cover of this offer to purchase on or prior to 5:00 p.m., New York City time, on July 1, 2003.

           No signature guarantee is required as long as the Letter of Transmittal is signed by the record holder of the tendered shares (including any participant in The Depository Trust Company, which is a securities depository ("DTC"), whose name appears on a security position listing as the owner of the shares) unless such holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the Letter of Transmittal. Likewise, no signature guarantee is required for shares tendered for the account of a bank, broker, dealer, credit union, savings association or other financial institution that is a member of an approved signature guarantee medallion program (an "eligible guarantor institution"). Otherwise, the signature on the Letter of Transmittal must be guaranteed by an eligible guarantor institution in accordance with the instructions in the Letter of Transmittal.

           If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to a person other than the record holder, then the certificate must be endorsed on its reverse side or it must be accompanied by an appropriate stock power, in either case signed exactly as the name of the record holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

           BENEFICIAL HOLDERS. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that institution if you desire to tender your shares. In addition, you may contact the Depositary, toll free, at (877) 282-1168 for further information.

           GUARANTEED DELIVERY. If you cannot deliver your share certificates or other required documents to the Depositary before the expiration date of this offer, you may tender your shares by using the guaranteed delivery procedure. To tender your shares by this method, you must complete and sign the Notice of Guaranteed Delivery in the form we have provided with this document, and deliver it to the Depositary before the expiration date of the offer. The Notice of Guaranteed Delivery must be guaranteed by a broker-dealer, commercial bank, trust company or other eligible guarantor institution. For your tender to be effective, the certificates for your shares along with a properly completed and signed Letter of Transmittal (or an agent's message) and any other documents required by the Letter of Transmittal, must be received by the Depositary within three business days of expiration of the offer.

           METHOD OF DELIVERY. The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. In all cases, sufficient time should be allowed to assure timely delivery of documents. If delivery is by mail, we recommend that you use registered mail and request a return receipt.

           The Depositary will set up a separate account at DTC for purposes of this tender offer. Participants in DTC may make delivery of tendered shares by causing DTC to transfer the shares into the Depositary's account. Even if shares are delivered in this manner, DTC participants will need to complete and sign a Letter of Transmittal and deliver it to the Depositary by the expiration date. DTC participants can use an "agents message" as a substitute for a Letter of Transmittal. An agents message is a message transmitted by DTC to the Depositary which states that DTC has received an express acknowledgment from a DTC participant tendering the shares that such participant has received the Letter of Transmittal and agrees to be bound by its terms and that we may enforce that agreement against the participant.

           BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. Under the U.S. backup federal income tax withholding rules applicable to certain stockholders other than certain exempt stockholders, including, among others, all corporations and certain foreign entities, the Depositary will be required to withhold 28% of any payments made to those stockholders pursuant to the offer. To prevent backup federal income tax withholding on payments with respect to the purchase price of shares purchased pursuant to the offer, each stockholder should certify to the Depositary that he is not subject to backup federal income tax withholding by properly providing the Depositary with: (1) a properly executed Form W-8BEN, W-8ECI, W-8EXP or W-8IMY (with applicable attachments) as appropriate, or (2) such stockholders' taxpayer identification number on a properly executed Form W-9 (included in the Letter of Transmittal). See Instruction 9 of the Letter of Transmittal. Non-U.S. Stockholders are also subject to the income tax withholding rules (see "Certain U.S. Federal Income Tax Consequences - Non-U.S. Stockholder"). However, in the aggregate, the Depositary will not withhold under both these withholding regimes more than 30% from any payment. Please consult your own tax advisor regarding your qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

REJECTION; DETERMINATION OF VALIDITY

           We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or are not eligible to participate in this tender offer or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any of the conditions of the offer or any defect or irregularity in any tender, and our interpretation of the terms of the offer will be final and binding on all parties. To the extent we waive a condition, defect or irregularity, we will apply such waiver to all tendering stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. All questions as to the number of shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or will incur any liability for failure to give any such notification.

REPRESENTATIONS OF TENDERING STOCKHOLDERS

           A tender of shares by you will be treated as a representation by you that (i) you are the beneficial owner of 99 or fewer shares as of the record date, (ii) you are tendering all of your shares and (iii) you hold a net long position in our common stock equal to the number of tendered shares. You are also deemed to represent that you own the tendered shares free and clear of any liens or other encumbrances and have the authority to sell the tendered shares to us. It is a violation of federal securities laws for anyone to tender shares unless, at the time of tender and at the expiration date (including any extensions), the tendering person (1) has a net long position equal to or greater than the number of shares tendered and (2) will deliver, or cause to be delivered, the shares in accordance with the terms of the tender offer. You must also agree to complete any additional documents that we request in order to complete the sale of your shares to us.

LOST OR DESTROYED CERTIFICATES

           If you have lost, misplaced or destroyed your certificates for all or part of your shares, please call the Depositary, toll free, at (877) 282-1168 for instructions on submitting a lost share affidavit and a fee for a surety bond in lieu of submitting the lost, misplaced or destroyed certificates.

NO DISSENTERS' RIGHTS

           Whether or not you tender your shares, dissenters' rights are not available in this tender offer.

ABSENCE OF STOCKHOLDER VOTE

           The tender offer is not subject to stockholder vote.

WITHDRAWAL RIGHTS

           Once you tender your shares you may not withdraw them from the offer.

PURCHASE AND PAYMENT

           Promptly following the expiration date, we will accept for payment and pay for, and thereby purchase, shares properly tendered before the expiration date. When we accept your shares for payment, we will have entered into a binding agreement with you on the terms and conditions described in this Offer to Purchase. Under the Letter of Transmittal, you will waive any right to be notified of our acceptance of your tender. We will pay for the shares purchased by sending payment to the tendering stockholders. Under no circumstances will we pay interest on the purchase price to be paid regardless of any delay in making such payment.

           We will pay all share transfer taxes, if any, payable on the transfer to us of shares purchased under the offer. If, however, payment of the purchase price is to be made to any person other than the record holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all share transfer taxes, if any (whether imposed on the record holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption therefrom, is submitted.

           Certificates for all shares tendered and not purchased will be returned to the tendering stockholder at our expense promptly after the expiration date or termination of the offer.

SOURCE AND AMOUNT OF FUNDS

           We believe that the total number of shares that may be sold by eligible stockholders pursuant to this offer is approximately 8,300. Assuming all of these stockholders elect to participate in the offer and the shares offered are purchased at the offer price of $3.35 per share, the total cost to us of purchasing these shares would be $27,805. This amount does not include our expenses associated with the offer, which are estimated to be approximately $100,000, as set forth below under "Fees and Expenses."

           We intend to pay for all validly offered shares, as well as for the costs and expenses of this offer, with cash on hand.

FEES AND EXPENSES

           We will be responsible for paying all expenses associated with the offer. We estimate that our total expenses associated with the offer will be $100,000, consisting of the following:

                   Information Agent Fee                             $  6,500
                   Depositary Fee                                       7,500
                   Legal Fees                                          75,000
                   Accounting Fees                                      2,000
                   Printing and Mailing                                 7,500
                   SEC Filing Fees                                          2
                   Miscellaneous                                        1,498
                                                                        -----

                              Total Estimated Expense                $100,000
                                                                     ========


           Tenders may also be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation.

           The Information Agent and the Depositary will receive reasonable and customary compensation for their services and will also be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify the Depositary against certain liabilities in connection with this offer to purchase.

           The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the offer to purchase (other than the fee of the dealer manager and the soliciting dealer). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to purchase to their customers.

           All requests for additional copies of this offer to purchase, the letter of transmittal and other tender offer materials may be directed to the Information Agent at the telephone number or address set forth on the back cover of this offer to purchase. In addition, any questions regarding the procedures for tendering in the offer and requests for assistance in tendering your shares should also be directed to the Information Agent.

           DELIVERY OF A LETTER OF TRANSMITTAL AND/OR SHARES OF COMMON STOCK TO A PERSON OTHER THAN THE DEPOSITARY OR TRANSMISSION OF INSTRUCTIONS BY FACSIMILE OTHER THAN AS SET FORTH ON THE BACK COVER OF THIS OFFER TO PURCHASE IS NOT VALID DELIVERY OF THE LETTER OF TRANSMITTAL OR SHARES AND MAY RESULT IN YOUR SHARES NOT BEING ACCEPTED FOR PURCHASE.

RECOMMENDATION

           NEITHER WE NOR OUR BOARD OF DIRECTORS IS MAKING ANY RECOMMENDATION REGARDING WHETHER YOU SHOULD ACCEPT THIS OFFER AND TENDER YOUR SHARES. ACCORDINGLY, YOU MUST MAKE YOUR OWN DETERMINATION AS TO WHETHER TO TENDER YOUR SHARES FOR PURCHASE.

                      MARKET PRICE AND DIVIDEND INFORMATION

           Our common stock is listed, and principally trades, on the Nasdaq National Market under the trading symbol "HURC." The following table sets forth the high and low sale prices for our common stock as quoted by Nasdaq for each quarter during the past two years.

                                                           High           Low

           FISCAL 2001:
                 First Quarter                        $     3.88    $     3.25
                 Second Quarter                             4.19          3.15
                 Third Quarter                              3.66          2.15
                 Fourth Quarter                             2.99          2.08

           FISCAL 2002:
                 First Quarter                        $     2.78    $     2.05
                 Second Quarter                             3.35          2.03
                 Third Quarter                              2.95          1.50
                 Fourth Quarter                             2.22          1.45

           FISCAL 2003:
                 First Quarter                        $     2.03    $     1.30
                 Second Quarter                             1.67          1.40
                 Third Quarter (through June 2, 2003)       2.98          1.52


           We have not paid any dividends on our common stock for more than the past five years. We intend to continue to retain earnings for working capital, capital expenditures and debt reduction.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

           Before making a decision to tender your shares, you should read the following financial information, as well as the financial information incorporated by reference into this offer to purchase, and the accompanying notes, in their entirety. For information on how to obtain the financial information incorporated by reference, see "Where You Can Find Additional Information."

           The following table sets forth our summary consolidated financial information for the twelve months ended October 31, 2001 and 2002 and for the three months ended January 2002 and 2003. This summary financial information has been derived from, and should be read in conjunction with, our audited consolidated financial statements as of, and for the twelve months ended, October 31, 2001 and 2002, which is incorporated herein by reference to our annual report on Form 10-K for the year ended October 31, 2002, and our unaudited consolidated condensed financial information as of, and for the three months ended, January 31, 2002 and 2003, which is incorporated herein by reference to our quarterly report on Form 10-Q for the three months ended January 31, 2003.

                                                                            Year ended                     Three months ended
                                                                            October 31,                       January 31,
                                                                   ------------------------------    -------------------------------
Statement of Income Data: ($000's)                                     2001             2002             2002             2003
                                                                   -------------    -------------    -------------    --------------
                                                                               (Audited)                        (Unaudited)
Sales and service fees (1)                                             $ 92,267         $ 70,486         $ 18,520          $ 15,953
Gross profit                                                             23,262           15,246            4,003             3,994
Operating loss                                                             (921)          (7,167)          (1,567)             (434)
Net loss                                                                 (1,597)          (8,263)          (1,641)             (477)
Net loss per common share-diluted                                       $  (.28)         $ (1.48)          $ (.29)           $ (.10)
Ratio of earnings to fixed charges (2)                                       --               --               --                --

(1) Sales and service fees for discontinued products were $6,067, and $4,756, for the years ended 2001 and 2002, respectively, and $1,240 and $209 for the three month periods ended January 31, 2002 and 2003 respectively.

(2) Earnings were insufficient to cover fixed charges by $820 and $7,674 for the years ended 2001 and 2002, respectively, and $1,542 and $477 for the three month periods ended January 31, 2002 and 2003, respectively.

                                                                            Year ended                    Three months ended
                                                                            October 31,                       January 31,
                                                                   ------------------------------    ------------------------------
Balance Sheet Data: ($000's)                                           2001             2002             2002             2003
                                                                   -------------    -------------    -------------    -------------

(Audited) (Unaudited)
Current assets                                                         $ 49,510         $ 41,535         $ 44,305         $ 42,704
Non-current assets                                                       16,707           15,617           16,295           15,676
Total assets                                                             66,217           57,152           60,600           58,380
Current liabilities                                                      18,217           21,185           25,691           25,950
Non-current liabilities                                                  12,532            7,950            1,035            5,115
Shareholders' equity                                                   $ 35,468         $ 28,017         $ 33,874         $ 27,315
Book value per share                                                                                       $ 4.89


          The following table sets forth pro forma information giving effect to the transaction on the summary Statement of Income Data for the twelve months ended October 31, 2002 and for the three months ended January 31, 2003. The pro forma effect on the Balance Sheet is not material.

                                                                 Twelve months ended                   Three months ended
                                                                   October 31, 2002                     January 31, 2003
                                                           ---------------------------------     --------------------------------
Statement of Income Data: ($000's)                          As Reported       Pro-forma (a)       As Reported      Pro-forma (a)
                                                           ---------------    --------------     --------------    --------------
                                                                      (Audited)                             (Unaudited)
Sales and service fees (1)                                       $ 70,486          $ 70,486           $ 15,953          $ 15,953
Gross profit                                                       15,246            15,246              3,994             3,994
Operating loss                                                     (7,167)           (6,867)              (434)             (354)
Net loss                                                           (8,263)           (7,963)              (582)             (502)
Net loss per common share-diluted                                $  (1.48)          $ (1.43)            $ (.10)           $ (.09)
Ratio of earnings to fixed charges (2)                                 --                --                 --                --



(1) After giving effect to estimated cost savings resulting from this transaction for the periods presented of $300,000 and $80,000 respectively.

(2) Earnings were insufficient to cover fixed charges for the periods presented by $7,674, $7,374, $477 and $397, respectively.

                             MANAGEMENT INFORMATION

DIRECTORS AND EXECUTIVE OFFICERS


   NAME                                POSITION(S) WITH THE COMPANY
   ----                                ----------------------------

Michael Doar                        Chairman of the Board and Chief Executive
                                     Officer
Robert W. Cruickshank               Director
Richard T. Niner                    Director
O. Curtis Noel                      Director
Charles E. Mitchell Rentschler      Director
Gerald V. Roch                      Director
James D. Fabris                     President and Chief Operating Officer
Roger J. Wolf                       Senior Vice President, Secretary, Treasurer
                                     and Chief Financial Officer
David E. Platts                     Vice President, Technology
Stephen J. Alesia                   Corporate Controller and Assistant Secretary


           Set forth below is certain information with respect to our directors and executive officers as of the date of this offer to purchase. Each of our directors and executive officers is a citizen of the United States. None of our directors or executive officers has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) nor has any been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as otherwise noted, the business address of each person is in care of Hurco Companies, Inc., One Technology Way, Indianapolis, Indiana 46268.

           Michael Doar was elected Chairman of the Board of Directors and Chief Executive Officer on November 13, 2001. Previously, Mr. Doar served as Vice President of Sales and Marketing of Ingersoll Contract Manufacturing Company, a subsidiary of Ingersoll International, an international engineering and machine tool systems business. Mr. Doar had held various management positions with Ingersoll International since 1989. Mr. Doar has been a director since May 2000.

           Robert W. Cruickshank has been a director of Hurco since May 2000. He has been a consultant providing private clients with financial advice since 1981. Mr. Cruickshank is also a director of Calgon Carbon Corporation, a producer of products and services for the purification, reparation and concentration of liquids and gases, and Friedman's Jewelers, Inc., a retail jewelry business.

           Richard T. Niner has been a director of the company since June 1986. He was appointed Chairman of the Executive/Nominating Committee of the Board of Directors on November 13, 2001. Mr. Niner had previously held the position of Chairman of the Board of Directors from March 9, 1999. Mr. Niner is a general partner of Wind River Associates L.P., a private investment firm. Mr. Niner is a director of Arrow International, Inc., a cardiac and critical care products business. Mr. Niner's business address is c/o Wind River Associates L.P., 1055 Washington Blvd., Box 9-5th Floor, Stamford, CT 06901.

           O. Curtis Noel has been a director of Hurco since May 1993. He has been an independent business consultant for more than ten years, specializing in market and industry studies, competitive analyses and corporate development programs with clients in the U.S. and abroad.

           Charles E. Mitchell Rentschler has been a director of Hurco since June 1986. He has been an independent business consultant since 2001, providing general business consulting services to the foundry industry. Mr. Rentschler served as President and Chief Executive Officer of The Hamilton Foundry & Machine Co. from 1985 until 2001. The Hamilton Foundry & Machine Co. filed a petition for relief under Chapter 11 of the Bankruptcy Code on October 10, 2000.

           Gerald V. Roch has been a director of Hurco since April 2001. He has been an independent business consultant providing general business and technology consulting services since 1994. Mr. Roch was a co-founder of the Company in 1968 and in 1986 was the founder of Made2Manage Systems, Inc., a manufacturing software company. Mr. Roch served as President and Chief Executive Officer of Made2Manage Systems, Inc. from 1986 until 1994.

           James D. Fabris was appointed President and Chief Operating Officer on November 14, 2001. Mr. Fabris served as Executive Vice President - Operations from November 1997 until his current appointment and previously served as a Vice President of the Company since February 1995.

           Roger J Wolf has been Senior Vice President, Secretary, Treasurer and Chief Financial Officer since January 1993.

           David E. Platts has been employed by the Company since 1982, and was elected Vice President, Technology in May 2000. Mr. Platts previously served as Vice President of Research and Development since 1989.

           Stephen J. Alesia has been the Corporate Controller since joining Hurco in June 1996 and was elected an executive officer in September 1996. Prior to joining the Company, Mr. Alesia was employed for seven years by an international public accounting firm.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

           The following table sets forth information regarding the beneficial ownership of our common stock by each person described above, as of June 2, 2003. Except as otherwise noted, each person indicated has sole voting and investment power with respect to the securities listed.

                                                  Shares Beneficially Owned
         Name                            ---------------------  ----------------
         ----
                                                Number                Percent

         Michael Doar                         48,667 (1)              0.8%
         Robert W. Cruickshank                45,000 (2)              0.8%
         Richard T. Niner                    942,312 (3)             16.0%
         O. Curtis Noel                       25,000 (3)              0.4%
         Charles E. Mitchell Rentschler       63,100 (3)(4)           1.1%
         Gerald V. Roch                       15,000 (2)              0.3%
         James D. Fabris                      89,167 (5)              1.5%
         Roger J. Wolf                       103,459 (6)              1.7%
         David E. Platts                      48,033 (7)              0.8%
         Stephen J. Alesia                    26,333 (8)              0.4%

 -----------------------------------
(1) Includes 41,667 shares subject to options that are exercisable within 60 days.

(2) Includes 15,000 shares subject to options that are exercisable within 60 days.

(3) Includes 25,000 shares subject to options that are exercisable within 60 days.

(4) Includes 11,100 shares owned by Mr. Rentschler's wife, as to which he may be deemed to have beneficial ownership.

(5) Includes 87,667 shares subject to options that are exercisable within 60 days.

(6) Includes 86,667 shares subject to options that are exercisable within 60 days.

(7) Includes 36,333 shares subject to options that are exercisable within 60 days. (8) Includes 26,333 shares subject to options that are exercisable within 60 days.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

           We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a Transaction Statement on
Schedule 13E-3 with the SEC relating to the offer. You may read and copy this or any other report or information that we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC's Public Reference Section. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our filings are also available to the public through the SEC's web site at http://www.sec.gov.

           The SEC allows us to incorporate by reference into this offer to purchase information contained in our annual and quarterly reports. This means that we can disclose this information to you by referring you to other documents that we have previously filed separately with the SEC. The information incorporated by reference is considered to be a part of this offer to purchase, except for any information that is modified or superseded by information contained in this offer to purchase or any other subsequently filed document. The financial information incorporated by reference is an important part of this offer to purchase and we urge all eligible stockholders to read this financial information in its entirety before tendering their shares.

           The following financial information has been filed by us with the SEC and is incorporated by reference into this offer to purchase:

           1. Annual Report on Form 10-K for the fiscal year ended October 31, 2002; and

           2. Quarterly Report on Form 10-Q for the quarter ended January 31, 2003.

           No person is authorized to give any information or represent anything not contained in this Offer to Purchase. We are only making the offer in places where offers to purchase our common stock are permitted. The information contained in this Offer to Purchase, as well as any report or information we file with the SEC, is only current as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

           THE DOCUMENTS CONTAINING INFORMATION INCORPORATED BY REFERENCE INTO THIS OFFER TO PURCHASE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO THE INFORMATION AGENT. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN JUNE 20, 2003. ANY DOCUMENTS SO REQUESTED WILL BE MAILED TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER YOUR REQUEST IS RECEIVED.

                            The Information Agent is:

                           INNISFREE M&A INCORPORATED

                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                 Banks and Brokers Call Collect: (212) 750-5833
                    All Others Call Toll Free: (888) 750-5834


                               The Depositary is:

                          EQUISERVE TRUST COMPANY, N.A.

           By Mail:                   Overnight Courier:                      In Person By Hand Only:
   EquiServe Trust Company          EquiServe Trust Company          Securities Transfer & Reporting Services
        P.O. Box 43014                 150 Royall Street                   100 Williams Street, Galleria
   Providence RI 02940-3014             Canton MA 02021                         New York NY 10038
 Attention: Corporate Actions    Attention: Corporate Actions


                                  By Facsimile Transmission:
                               (for Eligible Institutions only)
                                        (781) 575-2901

                                Confirm Facsimile Transmission
                                         by Telephone:
                                        (877) 282-1168




           Additional copies of this offer to purchase, the letter of transmittal or other offer materials may be obtained from the Information Agent.

           Questions and requests for assistance with the tender procedures also should be directed to the Information Agent.